Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 14, 2007 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 14  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2007.

For the quarter ended March 31, 2007, the Company recorded a net loss of $741,416 or 61 cents per share, compared with a net loss of $105,972 or 9 cents per share, in the same period a year ago. Sales in the second quarter were $1,540,952, down 57% from $3,613,401 a year ago.

In the first fiscal half, the Company reported a net loss of $1,132,160 or 93 cents per share, compared with a net loss of $1,469 or 0 cents per share, in the same period a year ago. Sales were $3,732,582 down 41%, compared to $6,316,625 in last year's first half.

Robert L. Bauman, President and CEO, said that the first half operating results although disappointing were not unexpected. He also stated the increase in backlog at March 2007 was due to the receipt of a large order for an automotive diagnostic product for an OEM. This order is expected to increase revenues and operating results  for the third quarter of the current fiscal year. He further stated, our other businesses should show solid improvement because of the recent release of the updated version of the company's NGS product. He cautioned the Company still relies on large orders to provide positive results and went on to say that the Company continues to develop a product for a large emissions program for the State of California. This product is currently in certification testing and the Company  is projecting significant shipments during the fourth quarter of fiscal 2007 and the first quarter of fiscal 2008.

Backlog at March 31, 2007 was $3,424,000, a decrease of 48% from the backlog of $6,585,000 a year earlier. The decrease was due primarily to decreased orders in automotive diagnostic products of approximately $3,209,000, specifically,  $2,853,000 for diagnostic products to automotive OEM's and $355,000 for aftermarket products. Indicator products increased by approximately $48,000. The Company received a single order for approximately $2,500,000 during the current year second quarter for a proprietary tool program to a large OEM compared to a single order for approximately $5,000,000  a year ago. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2007.

The Company's financial position remains strong, with current assets of $6,176,522 that are 5.4 times current liabilities, and no long-term debt. Working capital at March 31, 2007 totaled $5,026,581 and shareholder's equity was $8,056,189 or $6.65 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2007, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2007	2006	2007	2006
Net sales	$1,540,952	$3,613,401	$3,732,582	$6,316,625
Income (loss) before Income tax	(1,124,116)	(160,472)	(1,692,997)	(2,169)
Recovery of Income taxes	(382,700)	(54,500)	(575,700)	(700)
Income (loss) before cumulative effect of change in accounting principle	(741,416)	(105,972)	(1,117,297)	(1,469)
Cumulative effect of change in accounting for stock based compensation, net of tax of $8,000	-	-	14,863	-
Net income (loss)	(741,416)	(105,972)	(1,132,160)	(1,469)
Basic income (loss) per share before cumulative effect of accounting change	(.61)	(.09)	(.92)	(.00)
Basic income (loss) per share	(.61)	(.09)	(.93)	(.00)
Diluted income (loss) per share before cumulative effect of accounting change	(.61)	(.09)	(.92)	(.00)
Diluted income (loss) per share	(.61)	(.09)	(.93)	(.00)

Weighted average shares outstanding	1,211,245	1,211,245	1,211,245	1,211,245